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                                                                   EXHIBIT 5.01

                               December 14, 2001

VeriSign, Inc.
487 East Middlefield Road
Mountain View, CA  94043

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by VeriSign, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") on or about December 14, 2001 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 3,458,332 shares of the Company's Common Stock (the "Stock"), (a) of which 2,606,778 are subject to issuance by the Company upon the exercise of stock options (the "Illuminet Option Stock") originally granted by Illuminet Holdings, Inc., a Delaware corporation ("Illuminet"), under the Illuminet 1997 Equity Incentive Plan, as amended (the "Illuminet Plan"), (b) of which 5,060 are subject to purchase rights granted or to be granted under Illuminet's 1999 Employee Stock Purchase Plan (the "ESPP"), (c) of which 837,000 are subject to issuance by the Company upon the exercise of stock options granted to Roger H. Moore under a stock option agreement between Illuminet and Roger Moore (the "Moore Options"), and (d) of which 9,494 are subject to issuance by the Company upon the exercise of stock options (the "GlobalPlace Option Stock") originally granted by 1GlobalPlace, Inc., a Delaware corporation ("GlobalPlace"), under the GlobalPlace 1999 Incentive Stock Plan, as amended (the "GlobalPlace Plan"). The plans and options referred to in clauses (a) through (d) above are collectively referred to in this letter as the "Plans". In rendering this opinion, we have examined the following:

         (1) the Company's Certificate of Incorporation, certified by the Delaware Secretary of State on October 19, 2000;

         (2) the Company's Bylaws, certified by the Company's Secretary on June 8, 2000;

         (3) the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference;

         (4) the prospectuses prepared in connection with the Registration Statement;

         (5) the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in the Company's minute books, including the minutes of the meetings of the Board of Directors of the Company, dated September 20, 2001 and September 22, 2001, approving its acquisition of Illuminet and the action by unanimous written consent effective November 30, 2001 approving its acquisition of GlobalPlace;

         (6) the Agreement and Plan of Merger dated as of September 23, 2001 among the Company, Illinois Acquisition Corporation, a Delaware corporation and a wholly owned first-tier subsidiary of the Company, and Illuminet;

         (7) the Agreement and Plan of Reorganization dated as of December 4, 2001 by and among the Company, 1GlobalPlace and 1GP Acquisition Corporation, a Delaware corporation, certain stockholders of 1GlobalPlace, Marc Holtenhoff, as Common Representative, and Reuters Holdings Switzerland SA, as Preferred Representative;

         (8) the stock records that the Company has provided to us (consisting of a certificate from the Company's transfer agent of even date herewith verifying the number of the Company's issued and outstanding shares of capital stock as of the date hereof and a list of option and warrant holders respecting the Company's capital and of any rights to purchase capital stock that was prepared by the Company and dated of even date herewith verifying the number of such issued and outstanding securities); and



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         (8)      a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual and other representations (the "Management Certificate").

         In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock have been, or will be when issued, properly signed by authorized officers of the Company or their agents.

         As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

         We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California, and, with respect to the validity of corporate action and the requirements for the issuance of stock, of the State of Delaware.

         In connection with our opinion below, we have assumed that, at or prior to the time of the delivery of the Illuminet Option Stock, the ESPP Stock, the Moore Options and the GlobalPlace Option Stock, the Registration Statement will have been declared effective under the Securities Act of 1933, as amended, that the registration will apply to the Option Stock, the ESPP Stock, the Moore Options and the GlobalPlace Option Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of or enforceability of the Option Stock, the ESPP Stock, the Moore Options and/or the GlobalPlace Option Stock.

         Based upon the foregoing, it is our opinion that the 3,458,332 shares of Stock that may be issued and sold by the Company upon the exercise of stock options granted or to be granted under the Illuminet Plan, the Moore Options or the GlobalPlace Plan and purchase rights granted or to be granted under the ESPP, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the relevant Prospectus, will be validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

                                Very truly yours,

                                FENWICK & WEST LLP

                                By: /s/ Fenwick & West LLP
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